Exhibit (d)(23)

INVESTMENT SUBADVISORY AGREEMENT

By and Among

Thrivent Financial for Lutherans

and

Thrivent Series Fund, Inc.

and

BlackRock Investment Management, LLC

THIS INVESTMENT SUBADVISORY AGREEMENT (the “Agreement”), made as of the 8th day of September, 2017, (the “Effective Date”) by and among Thrivent Financial for Lutherans, a fraternal benefit society incorporated under the laws of the State of Wisconsin (“Adviser”), Thrivent Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Fund”), and BlackRock Investment Management, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Subadviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 10th day of April, 2002 (“Advisory Agreement”) with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of separate series of the Fund, including the series set forth in Schedule A (the “Portfolio”); and

WHEREAS, Subadviser is engaged principally in the business of rendering investment subadvisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Fund and Adviser desire to retain Subadviser as a subadviser to furnish certain investment advisory services to Adviser and the Portfolio and Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.

Appointment. (A) Adviser hereby appoints Subadviser as its investment subadviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Subadviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II.

Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Subadviser to render investment advisory services hereunder, Adviser shall so notify Subadviser in writing, indicating the subadvisory fee to be payable with respect to the additional series of shares. If Subadviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder, and this Agreement shall be amended accordingly.

III.	Duties of Subadviser.

A.

Subadviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. Subadviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the “Board”), (2) the Fund’s Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Subadviser, provided that Subadviser shall have acknowledged receipt of, and had reasonable time to implement, such policies and guidelines, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the Section 851(b)(2), Section 851(b)(3) and Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time, based on Subadviser’s reasonable interpretation of the provisions and any information provided by the Portfolio’s administrator, custodian or other service providers. In accordance with Section VII, Subadviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio’s account and will exercise full discretion and act for the Portfolio in the same manner and with the same force and effect as the Portfolio might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions, including, without limitation, management of cash invested in a private investment company or short-term vehicle, or short-term securities used as collateral for derivatives positions in the Portfolio.

Subadviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission, utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that Subadviser remains solely responsible for the provision of services under this Agreement.

B.

Subadviser shall have no responsibility with respect to maintaining custody of the Portfolio’s assets. Subadviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio (“Custodian”) or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. At the request of Adviser, Subadviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.

Unless Adviser advises Subadviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Subadviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Subadviser will follow any written instructions received in a timely manner from Adviser or Fund with respect to voting as to particular issues. Subadviser shall further respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations. Adviser agrees and acknowledges that Adviser shall be responsible for any regulatory filings, including filings made on Form N-PX, with respect to the Portfolio’s proxy voting.

D.

Upon request of Custodian and/or Fund, Subadviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available, it being understood that Subadviser shall have no liability to the Adviser or the Fund for any valuation it may provide to the Adviser. The Fund and Adviser acknowledge that the designated pricing agent, and not the Subadviser, is responsible for providing valuation of the assets in the Portfolio, and any additional information provided by Subadviser shall be supplemental information to assist the Fund and its pricing agent to meet the Fund’s fair valuation obligations.

E.

In the performance of its duties hereunder, Subadviser is and shall be an independent contractor and, except in connection with its duties as set forth in this Section III or as expressly provided for herein or otherwise expressly provided or authorized, shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or Adviser.

F.

The Subadviser shall have no responsibility under this Agreement with respect to the management of assets of the Portfolio other than the portion of the Portfolio’s assets with respect to which the Subadviser provides investment advice.

G.

The Subadviser is prohibited from consulting with any other Subadviser of the Fund, if any, or the subadviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act.

IV.

Compensation. For the services provided pursuant to this Agreement, Subadviser shall receive a subadvisory fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The subadvisory fee shall be payable monthly in arrears to Subadviser on or before the 10th day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the subadvisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V.

Expenses. During the term of this Agreement, Subadviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund hereunder. The Fund shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Portfolio is a party. Subadviser shall not be responsible for other expenses of the Fund, including, without limitation, fees of the Fund’s independent public accountants, transfer agent, custodian, and other service providers who are not employees of Subadviser; brokerage commissions and other transaction-related expenses; tax reporting; taxes levied against the Fund or any of its property; and interest expenses of the Fund.

VI.

Duties of Adviser. Adviser has furnished Subadviser with copies of each of the following documents and will furnish to Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”); and

(3)

The Fund’s most recent Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”), which includes the Portfolio’s most recent prospectus (the “Prospectus”) and statement of additional information;

Adviser shall furnish Subadviser with any further documents, materials or information that Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement. Until Adviser delivers to Subadviser any supplements or amendments to the Fund’s documents described above,

Subadviser shall be fully protected in relying on the most recent versions of such documents previously furnished to Subadviser.

VII.	Portfolio Transactions.

A.

Subadviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Subadviser shall consider all factors it deems relevant, including the breadth of the market in, and the price of, the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Subadviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Subadviser with respect to the Portfolio and/or other accounts over which Subadviser exercises investment discretion. Except to the extent prohibited or limited by law or regulation, Subadviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Subadviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.

In no instance will portfolio securities be purchased from or sold to Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.

Subadviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Subadviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous. Adviser and the Fund acknowledge that, in the event of any such cross transaction, Subadviser may have a potential conflict of interest regarding the Portfolio and such other client account, and each of Adviser and Fund consents to any such cross transaction, provided that such cross transaction is effected in compliance with the Portfolio’s Affiliated Trade Transactions Policy.

D.

On occasions when Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

VIII.

Ownership of Records. Subadviser shall maintain all books and records required to be maintained by Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Subadviser may retain copies of such documents.

IX.	Reports and Meetings.

A.

Subadviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation: compliance reporting and certification with respect to:

1.	Affiliated Brokerage Transactions
2.	Affiliated Underwritings
3.	Cross Transactions
4.	Prospectus Compliance
5.	Code of Ethics
6.	Soft Dollar Usage
7.	Price Overrides/Fair Valuation Determinations
8.	Illiquid Securities

B.

Subadviser shall make available in person to the Board and to Adviser personnel of Subadviser, as the Board or Adviser may reasonably request, to review the investments and the investment program of the Portfolio and the services provided by Subadviser hereunder.

X.	Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. Fund and Adviser understand that Subadviser, its affiliates and its agents perform investment advisory and management services for various clients. Fund and Adviser agree that Subadviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Portfolio. Nothing in this Agreement shall be deemed to require Subadviser, its principals, affiliates, agents or employees to purchase or sell for the Portfolio any security which it or they may purchase or sell for its or their own account or for the account of any other client.

XI.

Subadviser’s Use of the Services of Others. Subadviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Subadviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII.

Liability of Subadviser; Indemnification. For purposes of this Agreement, “Related Persons” of a party are its officers, directors, and employees, and any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of that party) or the party in connection with the party’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement. Neither Subadviser nor any of its Related Persons shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Subadviser or such Related Person of Subadviser’s duties on behalf of the Fund or Portfolio or from reckless disregard by Subadviser or any such Related Person of the duties of Subadviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not relieve Subadviser from any responsibility or liability Subadviser may have under state or federal statutes or from responsibility or liability for errors by Subadviser in connection with the execution of trade orders.

Subadviser shall indemnify Adviser, the Fund and their respective Related Persons and hold them harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Subadviser or its Related Persons hereunder to the extent such Damages result from willful misfeasance, bad faith, gross negligence or the reckless disregard of Subadviser’s obligations and duties under this Agreement.

Adviser shall indemnify Subadviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any Culpable Act of Adviser or any of its Related Persons.

Notwithstanding anything herein to the contrary, Subadviser shall not be liable to Adviser or any of its Related Persons or to the Fund or its shareholders for (i) any acts of Adviser or any other subadviser to the Fund with respect to any portion of the assets of the Fund or Portfolio not managed by Subadviser and (ii) acts of Subadviser which result from or are based upon acts of Adviser, including, but not limited to, failure of Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser of the Fund, which records are not also maintained by Subadviser, otherwise available to Subadviser upon reasonable request. Adviser shall indemnify Subadviser and its Related Persons from all Damages arising from the conduct of the Fund or any subadviser with respect to portion of the Fund’s assets not allocated to Subadviser and with respect to any other portfolio of the Fund.

XIII.	Representations of Subadviser. Subadviser represents, warrants, and agrees as follows:

A.

Subadviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will immediately notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) has in place, and shall maintain throughout the term of this Agreement, technical and security measures to prevent the destruction, loss, alteration, disclosure or access to Adviser or Fund Confidential Information in accordance with Section XVI below.

B.

Subadviser has adopted a written code of ethics (the “Subadviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and has provided the Adviser and the Fund with a copy of the Subadviser Code, together with evidence of its adoption. The Subadviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Subadviser Code. On a quarterly basis, Subadviser will either: (i) certify to Adviser that Subadviser and its Access Persons have complied with the Subadviser Code with respect to the Portfolio, or (ii) identify any material violations of the Subadviser Code which have occurred with respect to the Portfolio. In addition, Subadviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Subadviser Code since the last report to Adviser and the Board, including, but not limited to, information about material violations of the Subadviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Subadviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Subadviser Code.

C.

Subadviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, its most recent Part 2 of Form ADV. Subadviser shall promptly, upon request by Adviser, furnish a copy of any amendment to Part 2 of its Form ADV to Adviser.

XIV.

Compliance with Applicable Regulations. In performing its duties hereunder, Subadviser shall establish compliance procedures (copies of which shall be provided to Adviser, and shall be subject to review and approval by Adviser) reasonably calculated to ensure compliance at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Section 851(b)(2) and Section 851(b)(3) of Subchapter M of the Code applicable to “regulated investment companies” (as defined in Section 851 of the Code) and Section 817(h) of the Code, based on Subadviser’s reasonable interpretation of the provisions and any information provided by the Portfolio’s administrator, custodian or other service providers; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time; and any other applicable provisions of state, federal or foreign law. Adviser and Fund agree and acknowledge that Subadviser is not the tax agent for the Fund.

XV.

Confidentiality. All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Each party shall insure that any agent, subcontractor, consultant or any others who are permitted access to confidential information agrees to implement reasonable and appropriate safeguards to protect it. At the request of one party, the other party will provide documentation describing the safeguards it has implemented to protect the confidentiality, integrity, and availability of the confidential information. Upon request, one party may visit the other party’s site to inspect these safeguards and/or receive an SSAE 16 audit report of these safeguards. It is understood that any information or recommendation supplied by, or produced by Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Fund, solely with respect to the Portfolio. Without limiting the foregoing, Adviser and Fund will only disclose portfolio information in accordance with the Fund’s portfolio information policy as adopted by the Board.

XVI.	NIST Compliance.

A.

Security of Confidential Information. Subadviser, Subadviser personnel, and third-party contractors shall safeguard and prevent the unauthorized disclosure of Adviser and Fund’s Confidential Information as defined in and in accordance with this Agreement.

B.

Regulatory Compliance. Subadviser, Subadviser personnel, and third-party contractors shall comply with applicable federal, state and local laws relating to the privacy, confidentiality or security of Adviser and Fund’s Confidential Information. Subadviser, Subadviser personnel, and third-party contractors shall only access and use Adviser and Fund’s Confidential Information as necessary to provide the services hereunder.

C.

NIST Compliance. Subadviser agrees that all systems and technologies of Subadviser, Subadviser personnel and third-party contractors currently anticipated to service the Fund which store, transmit, create, or maintain Adviser or Fund’s Confidential Information align with the most recent NIST Cyber-Security Framework’s standards and controls (http://www.nist.gov/cyberframework) or a similar, industry recognized cyber-security framework (e.g., ISO 27001, COBIT, etc.).

D.

Incident Notification. Subadviser shall promptly notify Adviser and/or Fund, as applicable (but in no event more than forty-eight (48) hours after Subadviser becomes aware of the occurrence) of any unauthorized access to systems of Subadviser, Subadviser personnel, or third-party contractors. Notification shall be communicated to the designated Adviser or Fund contact by telephone and subsequently via written letter and email of any successful security attacks or incidents to the extent Adviser or Fund Confidential Information is involved. The notice shall include the approximate date and time of the occurrence and a summary of relevant facts, including a description of the measures being taken to address the occurrence.

E.

Verification of Breach Resolution. Subadviser shall provide contemporaneous updates relating to the corrective actions being taken to resolve any such data breach, in addition to mitigating action to prevent future similar data breaches from occurring. Adviser and/or Fund may request, and Subadviser shall provide at no additional cost to Adviser or Fund, a third-party verification of such breach resolution before resuming or conducting future business with Subadviser.

F.

Security Accreditation. Upon request by Adviser and/or Fund, no more than once per year, Subadviser shall provide Adviser and/or Fund, as applicable, with a copy of its current certified SOC 2 type 2 Audit Report for systems of Subadviser and Subadviser personnel (or comparable industry-standard successor report prepared by independent third-party auditor).

G.

Right to Audit. Subadviser agrees to cooperate with Adviser and Fund’s reasonable requests to perform a security audit, including, but not limited to, responding in good faith to reasonable requests to change or modify this Agreement as it relates to Adviser and/or Fund’s regulatory compliance; and providing documentation, including system audit information and incident response reports, to validate ongoing compliance by Subadviser and Subadviser personnel, with the security and confidentiality obligations hereunder.

XVII.

Term of Agreement. This Agreement shall become effective with respect to the Thrivent Partner Healthcare Portfolio on the Effective Date and, with respect to any additional portfolio of the Fund (as used herein, each a “Portfolio”), on the date of any amendment to this Agreement following receipt by the Adviser of notice from the Subadviser in accordance with Section II hereof that the Subscriber is willing to serve as Subadviser with respect to such Portfolio, provided that this Agreement (as amended or supplemented) shall have been approved in accordance with the requirements of the 1940 Act. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two (2) years from the Effective Date with respect to the Thrivent Partner Healthcare Portfolio and, with respect to each additional Portfolio, for two (2) years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the applicable Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund, including Directors who are not interested persons of any party to this Agreement; and (b) Subadviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. Subadviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVIII.

Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days’ prior written notice to Subadviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days’ prior written notice to Subadviser, without the payment of any penalty; (ii) upon material breach by Subadviser of any of the representations and warranties set forth in Paragraph XIII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Subadviser becomes unable to discharge its duties and obligations under this Agreement. Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement (with respect to a Portfolio subadvised by Subadviser) by the holders of a majority of the outstanding voting securities of such Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XIX.

Amendments, Waivers, etc. Provisions of this Agreement may be waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XX.

Notification. Subadviser will notify Adviser promptly of any change in the personnel of Subadviser with responsibility for making investment decisions in relation to the Portfolio. Subadviser shall provide an updated list of Subadviser personnel who have been authorized to give instructions to Custodian on a monthly basis.

XXI.	Miscellaneous.

A.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.

Insurance. Subadviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Subadviser’s business activities.

C.

Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.

Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.

Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

F.

Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

G.

No License of Name. This Agreement shall not constitute a license to Subadviser of any Adviser or Fund trade name, logos, trademark, service marks, or any related property. Subadviser shall not use or refer to or identify Adviser or Fund in any advertising, publicity releases (including references on any customer lists or posting on public facing web-sites), or promotional or marketing correspondence to others.

H.	Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I.

Notices. With the exception of notices regarding termination or legal action which must be delivered in person or through any of the US Postal Service options outlined below, and other than routine operational correspondence, any notice or other communication required or permitted under this Agreement shall be in writing and either delivered personally, or sent by overnight delivery, express mail, or certified or registered mail, postage prepaid, return receipt requested and addressed as set forth below unless and until any party notifies the other of an alternative address. Any notice or other communication required or permitted under this Agreement may also be delivered via electronic mail at an address as may be agreed upon from time to time.

Thrivent Series Fund, Inc.,

625 Fourth Ave. S

Minneapolis, MN 55415-1665

Attn: Mutual Fund Product Management

with a copy to: Mutual Fund Legal

To Subadviser

BlackRock Investment Management

1 University Square

Princeton, NJ 08536

Attn: Kerrianne Berneck

Notice delivered personally shall be deemed given only if acknowledged in writing by the person to whom it is given. A notice sent by overnight delivery or express mail shall be deemed given twenty-four (24) hours after having been sent. A notice that is sent by certified mail or registered mail shall be deemed given forty-eight (48) hours after it is mailed. Notice sent by electronic mail shall be deemed given after email confirm of receipt by the receiving party. If any time period in this Agreement commences upon the delivery of notice to any one or more parties, the time period shall commence only when all of the required notices have been deemed given.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ David S. Royal
Name:	David S. Royal
Title:	Chief Investment Officer

THRIVENT SERIES FUND, INC.

By:	/s/ David S. Royal
Name:	David S. Royal
Title:	President and Chief Investment Officer

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael J. Ferraro
Name:	Michael Ferraro
Title:	Director

Schedule A

Thrivent Partner Healthcare Portfolio

Schedule 1

Dated September 8, 2017

Subadvisory Fee

Thrivent Partner Healthcare Portfolio

Compensation pursuant to Section IV of this Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets in the Thrivent Partner Healthcare Portfolio that are subject to the Subadviser’s investment discretion*:

Average Daily Net Assets**	Rate

First $50 million	0.500%
Next $200 million	0.475%
Next $250 million	0.450%
Over $500 million	0.425%

* For the avoidance of doubt, the assets that are subject to the Subadviser’s investment discretion shall include cash invested in a private investment company or short-term vehicle, or short-term securities used as collateral for derivatives positions in the Portfolio.

**When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g., if average daily net assets are $75 million, a rate of 0.500% would apply to $50 million and a rate of .475% would apply to $25 million.